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                                                                   Exhibit 3.129


                                     CHARTER

                                       OF

                        THE MEMPHIS APARTMENT GUIDE, INC.
                                                                     K9 1871


            The undersigned natural person, having capacity to contract and acting as the incorporator of a corporation under the Tennessee General Corporation Act, adopts the following charter for such corporation:

            1. The name of the corporation is The Memphis Apartment Guide, Inc.

            2. The duration of the corporation is perpetual.

            3. The address of the principal office of the corporation in the State of Tennessee shall be Suite 720, 5100 Poplar Avenue, Memphis, County of Shelby.

            4. The corporation is for profit.

            5. The purpose or purposes for which the corporation is organized are:

            To publish, print, bind, sell, deliver and distribute magazines, pamphlets, directories, leaflets and papers, and to copyright the articles, stories and discussions appearing therein; to sell advertising space in such magazines and other publications, and to do all such other things as may be necessary or advisable to carry on such business.

            6. The maximum number of shares which the corporation shall have the authority to issue is fifty thousand (50,000) shares, with $1.00 par value.
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                                                                     K9 1871

            7. The corporation will not commence business until consideration of One Thousand Dollars ($1,000.00) has been received for issuance of shares.

            Dated January 12, 1976.

                                        /s/ Donald A. Malmo
                                        -----------------------------
                                        DONALD A. MALMO, Incorporator


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